EXHIBIT 4.4

[THOMSON LOGO]

THOMSON SEPTEMBER 22, 2004 STOCK OPTION PLAN

GUIDELINES INTENDED FOR THE BENEFICIARIES

This document together with the documents incorporated by reference herein constitute a Section 10(a) Prospectus. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

U.S. RESIDENTS

October 25, 2004

TABLE OF CONTENTS

1.	AVAILABLE INFORMATION	2

2.	DESCRIPTION OF THE PLAN	2

	The type of options: Stock subscription options:	3

	The beneficiaries	3

	Exercise price of the options to subscribe for newly issued shares	3

	Option exercise	4

	Requirements	4

3.	FEATURES OF THE SHARES SUBSCRIBED FOR	4

	Change of control	5

	Pre-emptive right	7

4.	PRACTICAL TERMS AND CONDITIONS	7

	Plan administrator	7

	The possible transactions during the option plan	7

	Exercise of the options	7

	Sale of the shares	8

	Simultaneous exercise/sale (between September 23, 2008, and September 22, 2014 only)	8

	Conversion of the shares into ADSs (American Depositary Shares)	8

5.	TAXATION	8

	United States Taxation	8

	Other Tax Considerations	9

6.	HANDLING CHARGES	9

Exhibits:

Exhibit 1:	Option exercise form
Exhibit 2:	Share sale application form
Exhibit 3:	Delivery application form for conversion into ADS

1. AVAILABLE INFORMATION

Thomson is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports, including Annual Reports on Form 20-F, and other information with the Securities and Exchange Commission (the “Commission”). However, as it is a foreign private issuer, Thomson is exempt from some of the Exchange Act reporting requirements. The reporting requirements that do not apply to Thomson or its stockholders include the proxy solicitation rules, the rules regarding the furnishing of annual reports to stockholders, and Section 16 short-swing profit reporting for its officers and directors and for holders of more than 10% of its shares.

The SEC file number for the materials we have filed with or furnished to the SEC pursuant to the Exchange Act is 001-14974. These documents may be examined, and copies may be obtained, at the SEC public reference room:

450 Fifth Street, N.W.

Room 1200

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at 1-202-942-8090.

Our SEC filings since October 28, 2002 are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Reports and other information concerning Thomson can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Thomson will promptly furnish, without charge, a copy of its Annual Report on Form 20-F for its fiscal year ended December 31, 2003, its reports on Form 6-K dated August 4, 2004 and October 21, 2004 and the description of its ordinary shares and American Depositary Receipts contained in its amended Registration Statement on Form 8-A/A filed with the Commission on December 20, 2001, which are all incorporated herein by reference and made a part hereof, and any information subsequently furnished to employees updating the information in this Prospectus on the written or oral request of any employee to whom this Prospectus is sent or given. Requests for such documents should be directed to, Thomson c/o Bella Jacquet, 46 quai A. le Gallo, 92100 Boulogne, France. Telephone requests may be directed to Bella Jacquet at (+33) (0) 1 41 86 52 03 or to the following e-mail address: stockopadmin@thomson.net.

2. DESCRIPTION OF THE PLAN

The stock option plan providing for the grant of stock subscription or purchase options is governed by articles L. 225-177 to L. 225-186 of the Commercial Code (formerly articles 208-1 to 208-8-2 of the law of July 24, 1966 on commercial companies), and articles 174-8 to 174-21 of the decree of March 23, 1967, supplemented by law No. 87-416 of June 17, 1987 on savings and by the provisions of law no. 2001-420 on new economic regulations (Loi sur les Nouvelles Régulations Economiques) of May 15, 2001, and is subject to the provisions of law no. 2001-152 on employee savings plans (Loi sur l’Epargne Salariale) of February 19, 2001, and the decree (ordonnance) of June 24, 2004 modifying the rules relating to securities (valeurs mobilières) issued by commercial companies.

The Combined General Meeting of the Shareholders of THOMSON, held on November 10, 2000, authorized the Board of Directors of the Company to grant Thomson stock subscription or purchase options to the benefit of certain employees (salariés) of the Group and officers (mandataires sociaux).

The Board of Directors, at its meeting held on September 22, 2004, adopted a stock subscription or purchase options plan (the “option plan”), providing for the subscription or purchase of up to a maximum of 8,500,000 underlying shares. The main characteristics of the option plan are described below.

Pursuant to the option plan, the Board of Directors, in its September 22, 2004 meeting, granted stock subscription options giving the right to subscribe for newly-issued Thomson shares.

In addition, the Board of Directors may, through one or more grants, grant stock purchase options within the aggregate cap set by the Board of Directors of 8,500,000 underlying shares.

Such stock purchase options will be governed by the terms and conditions of the option plan, subject to applicable law as in effect on the date of grant.

The grant of stock purchase options will result in the preparation of a new guide. Only those aspects of the option plan pertaining to the stock subscription options are addressed in this document.

The option plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). A brief description of tax effects that accrue to participants as a result of participation in the option plan and tax effects upon Thomson is set forth below under “Taxation.”

The type of options: Stock subscription options:

The shares offered in connection with the option plan will be issued by way of a capital increase which will occur automatically and without further conditions upon receipt of a notice of exercise and payment in cash (by check) of the exercise price of the option to be exercised. The shares will be issued when the option is exercised which will increase the paid up capital and shareholders’ equity of the Company.

The beneficiaries

Are eligible for participation in the option plan:

•	Certain employees (salariés) and officers (mandataires sociaux) of Thomson and its affiliates (within the meaning of Article L. 225-180 of the Commercial Code), within the scope of the option plan, designated by the Board of Directors on September 22, 2004.

•	Certain employees (salariés) and officers (mandataires sociaux) of Thomson and its affiliates (within the meaning of Article L. 225-180 of the Commercial Code), within the scope of the option plan, designated by the Board of Directors on September 22, 2004 who hold options granted during the period from December 18, 2000 to October 12, 2001, provided any such beneficiary has relinquished all of his or her contractual rights with respect to such previously granted options. The employee’s renunciation must be delivered to Thomson by November 23, 2004 at the latest, or, in the event the renunciation period is extended by Thomson, by the end of such extension.

•	Beneficiaries who elect not to relinquish options granted to them during the period from December 18, 2000 to October 12, 2001 will be entitled to keep such options under their initial conditions. In such a case, they will not be entitled to receive the stock subscription options granted to them on September 22, 2004 under the option plan. These options will be purely and simply cancelled.

Each beneficiary will be personally informed of the number of options granted to him or her, the subscription price, and the period during which these options may be exercised. In the same way, the beneficiaries to whom the renunciation procedure described above applies will be informed as to how to relinquish their rights under the previous plan and receive the options granted to them under the new option plan.

Exercise price of the options to subscribe for newly issued shares

The exercise price of the stock subscription options is 16 euros. This price is not subject to adjustments, except under circumstances and conditions prescribed by French law. As a result of adjustments in the exercise price and/or the number of shares which may be obtained upon exercise of the options, the benefit resulting from the grant will be preserved in value during the entire term of the option. The number of underlying shares will be adjusted such that the total of the exercise prices remains constant. The adjusted number will be rounded up to the nearest unit.

Any of the adjustments contemplated above will be made in accordance with applicable law (i.e., on the date hereof, Articles 174-8 to 174-16 of decree no. 67-236 of March 23, 1967).

Option exercise

A beneficiary may exercise his or her options in part at any time after the end of a 3-year period running from the date of the Board meeting at which these options were granted, i.e., September 22, 2004, or in whole at any time after the end of a 4-year period running from such date, subject to the following maximum limits:

•	50 percent from September 23, 2007

•	100 percent from September 23, 2008

After September 22, 2014, unexercised options will be definitively lost.

There is no obligation to exercise the options granted.

In the event of one or more financial transactions, the Board of Directors may temporarily suspend the exercise of the options for a maximum period of 3 months.

Requirements

The exercise of the options is conditional upon the beneficiary being an employee (salarié) or officer (mandataire social) of Thomson or any of its affiliates (within the meaning of Article L. 225-180 of the Commerce Code) on the date of exercise.

The options remaining unexercised are definitively lost in the event of departure from Thomson or its applicable affiliate for any reason whatsoever, except with respect to the following:

•	retirement or early retirement;

•	permanent and definitive disability (respectively, the second and third category contemplated in Article L. 341-4 of the Code de Sécurité Sociale); and

•	during the lay off notification period (whether such notification period is served by the beneficiary or not).

The right derived from an option granted hereunder is non-transferable until the option has been exercised.

However, in the event of the death of a beneficiary, his or her heirs may exercise the options within a six-month period from the date of death. They can exercise the options without being subject to the restrictions described above and sell the shares acquired thereby. After this six-month period, the options will be definitively lost.

3. FEATURES OF THE SHARES SUBSCRIBED FOR

The exercise price of the stock subscription options shall be paid in full in cash upon exercise thereof.

Shares issued upon exercise of stock subscription options will carry full rights as of the first day of the fiscal year in which they are subscribed. Holders of such shares will not be entitled to dividends paid during such fiscal year in respect of the immediately precedent fiscal year. Subject this limitation, they will, upon their issuance, be fully assimilated to existing shares and subject to all provisions of the by-laws and to the decisions of the General Meeting of shareholders.

Shares will be held in registered form in the name of the beneficiary.

Subject to Thomson’s pre-emptive right described below, the shares subscribed for will be freely transferable from the date of their acquisition, provided that the beneficiary resided or resides, as the case may be, outside France on each of the date of grant and the date of exercise of the option and the date of sale of the shares and was not subject to France’s social security scheme on each of such dates. If a beneficiary is a resident of France or subject to France’s social security scheme on any of such dates, the shares will be subject to a restriction under the option plan preventing the shares from being sold, converted to bearer form or otherwise transferred during the period of “fiscal unavailability” legally in force under tax French law on the date proposed for sale of the shares. The period of fiscal unavailability is the legal holding period imposed by French law after which gain on the subscription and sale of shares is no longer treated as income for tax purposes. Currently, the period of fiscal unavailability in force under French tax law is of four years counting from the date of grant by the Board of Directors, which in this case was September 22, 2004. On the beneficiary’s instructions and assuming the shares are transferable under the terms of the option plan, the shares may be converted into ADSs (American Depositary Shares) and transferred to an account in the beneficiary’s name with a U.S. bank.

Morgan Guaranty Trust Company of New York, as depositary, will issue the ADSs which U.S. beneficiaries will be entitled to receive upon deposit of shares. ADSs will be evidenced by what are known as American depositary receipts or ADRs. Each ADS will represent an ownership interest in one share which has been deposited with the custodian, as agent of the depositary, under the deposit agreement among Thomson, the depositary and the ADR holders. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to the ADR holder.

The depositary’s office is located at 60 Wall Street, New York, NY 10260.

The depositary will issue ADSs if the beneficiary or the beneficiary’s broker deposits shares or evidence of rights to receive shares with the custodian.

Shares deposited with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.

A beneficiary may hold ADSs either directly or indirectly through his or her broker or other financial institution. If a beneficiary holds ADSs directly, by having ADSs registered in his or her name on the books of the depositary, that beneficiary is an ADR holder. This description assumes that the beneficiary holds his or her ADSs directly. If the beneficiary hold the ADSs through his or her broker or financial institution nominee, the beneficiary must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. Beneficiaries should consult with their brokers or financial institutions to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, a beneficiary must rely on it to exercise the rights of a shareholder on the beneficiary’s behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by the laws of the State of New York.

Change of control

1. Under this option plan, the term “change of control” exclusively refers to the following situations:

-	The completion of a takeover bid (O.P.A.) or exchange offer (O.P.E.) aimed at Thomson, or of an exchange offer (O.P.E.) by Thomson aimed at a third company, if such transaction results in the taking of a direct or indirect interest resulting in a new shareholder holding at least 20 percent of the voting rights of Thomson or an existing shareholder increasing such shareholder’s pre-existing interest so as to hold at least 20 percent of the voting rights.

-	The merger of another company into Thomson (fusion-absorption) resulting in new shareholders holding more than 20 percent of the voting rights of the merged company, and the merger of Thomson into another company (fusion-absorption).

-	The split-up (scission) of Thomson.

-	A direct or indirect investment by a new shareholder resulting in such new shareholder holding at least 20 percent of the voting rights of Thomson, or by an existing shareholder resulting in such shareholder’s interest increasing to at least 20 percent of such voting rights.

-	The publication by the French Autorité des Marchés Financiers (the “AMF”) of any shareholders’ agreement disclosing a concerted action as defined by article L. 233-10 I of the Commercial Code, the signatories to which hold shares representing at least 20 percent in aggregate of all the voting rights of Thomson.

2. In the case of a “change of control” as defined above, and notwithstanding the exercise schedule and the “contractual unavailability” of the shares, the options will become freely exercisable and the underlying shares available (and accordingly, among other things, transferable) unless otherwise decided by the Chairman of the Board of Directors of Thomson prior to the expiration of the period referred to in paragraph 3. Any such decision will apply to all the beneficiaries of the option plan.

3. At any time when the options may be exercised and the shares may be sold on an accelerated basis pursuant to paragraph 2, the beneficiary may issue a notice of exercise with respect to his options and dispose of his shares:

-	from the 6th working day following:

•	the date of publication by the AMF of the result of the offer, if the “change of control” results from a takeover bid (O.P.A.) or an exchange offer (O.P.E.);

•	the extraordinary general meeting of Thomson approving the “change of control” if such “change of control” is occurs as a result of a merger (fusion-absorption) or split-up (scission);

•	the date of notification to Thomson that the 20 percent threshold, as defined above, has been exceeded.

-	from the 15th working day following the date of publication by the AMF of the shareholders agreement if the “change of control” results from a concerted action as described in the 5th sub-paragraph of paragraph 1.

4. In addition, in the case of a “change of control” resulting from a takeover bid (O.P.A.) or exchange offer (O.P.E.) aimed at Thomson or a merger (fusion absorption) or split-up (scission) of Thomson, the initiating company or the surviving or resulting entity will be required to assume all commitments with respect to any assets held for the benefit of beneficiaries and, in connection therewith, to implement a solution offering the same fiscal and social effects as the initial option plan as follows:

-	In the case of the merger of Thomson (fusion-absorption) or of its split-up (scission), it shall undertake to deliver to the beneficiary of the plan, upon the exercise of his option, shares of the company resulting from the merger or split-up in proportions that achieve the above objective;

-	In the case of a takeover bid (O.P.A.) or exchange offer (O.P.E.) aimed at Thomson, it shall undertake to repurchase from the beneficiaries the shares acquired upon the exercise of their options on the date on which they tender same; this date must imperatively fall within the exercise period determined for the initial option. In the event of an exchange offer (O.P.E.), the repurchase price will be equal to the trading price of Thomson shares on the date of the “change of control” (such price being the exchange offer price), adjusted according to the evolution of the closing price of the share of the company initiating the “change of control”, between the date on which the result of the offer is published by the AMF and the date of the offer to repurchase. In the event of a takeover bid (O.P.A.), the repurchase price will be equal to the takeover bid offer price on the date of the “change of control.”

In the event the obligations set forth above are not fulfilled, the damage which will be caused to the beneficiaries will be appraised by an expert appointed by both parties or, in the absence of an agreement, by the Presiding Judge of the Commercial Court of Nanterre ruling at the request of the more diligent party.

The amount fixed will be paid by Thomson, or by any company to which it may substitute itself or which may be substituted to it.

Pre-emptive right

Thomson has a pre-emptive right with respect to any securities offered for sale, such right to be exercised, at the latest, 48 hours from the receipt of the transfer instrument. Therefore, the holders of options wishing to have their securities delivered to a financial institution other than Crédit Commercial de France, the institution managing the option plan, must obtain the consent of Thomson.

4. PRACTICAL TERMS AND CONDITIONS

Plan administrator

Thomson’s Board of Directors has entrusted to Crédit Commercial de France the individual management of the options under the option plan and the transactions relating thereto. Crédit Commercial de France has agreed to serve as administrator throughout the term of the option plan unless otherwise replaced by the Board of Directors.

Crédit Commercial de France will inform the beneficiaries of any adjustment or temporary suspension period.

A transaction notice will be sent to the beneficiaries after each option exercise, and every year the beneficiaries will receive a statement of their securities holdings.

Therefore, it is very important for the beneficiary to inform Crédit Commercial de France as soon as possible of any change in his or her address or personal situation (see contact information for Crédit Commercial de France at the end of this document).

The possible transactions during the option plan

Subject to the term of the options described elsewhere herein, a beneficiary may enter into the following transactions:

•	exercise of the options (i.e., subscription for a new share offered)

•	sale of the shares derived from previous exercises

•	simultaneous exercise and sale

Exercise of the options

To exercise an option, the beneficiary must provide Crédit Commercial de France with the following documents:

•	the option exercise form (Exhibit 1) duly completed and signed

•	a bank or postal cheque, for the aggregate amount of the subscription price, made out to the order of Crédit Commercial de France

The date on which the beneficiary signs the option exercise form will be the option exercise date.

This exercise may take place, for up to 50% of the options granted, beginning September 23, 2007, and then beginning September 23rd 2008 for the remaining 50% of the options granted or for the total amount of the options if no partial exercise previously took place.)

Sale of the shares

To sell his or her shares, the beneficiary must forward to Crédit Commercial de France the sale instructions in the form enclosed (Exhibit 2). Upon receipt thereof, Crédit Commercial de France will convert the shares to the bearer form.

The charges applicable to this transaction appear on the reverse side of the sale order (Exhibit 2) and will be deducted from the gross proceeds of the sale.

Simultaneous exercise/sale (between September 23, 2008, and September 22, 2014 only)

This procedure enables each beneficiary wishing to exercise his or her options and simultaneously sell the shares so obtained to finance his or her option exercise with the proceeds of the sale of the securities. This system avoids disbursing the funds required for the settlement of the option exercise. In this case, the beneficiary shall forward to Crédit Commercial de France the two forms enclosed herewith as Exhibits 1 and 2.

Only the sum corresponding to the capital gain obtained will be paid to the beneficiary after deduction of the charges stated on the reverse side of the sale order.

Conversion of the shares into ADSs (American Depositary Shares)

The transfer of the shares from Crédit Commercial de France to another banking institution, including the depositary, is only possible if the securities are transferable as provided above under “Features of the Shares Subscribed for”, including Thomson’s pre-emptive right and the related 48-hour consent period.

In order to convert shares to ADSs, the beneficiary must send Crédit Commercial de France an application for transfer in the form enclosed (Exhibit 3). This transfer will automatically entail the conversion of the shares into ADSs.

5. TAXATION

United States Taxation

The following is a summary of the United States federal income tax consequences of the owning of options granted under the option plan and shares acquired upon exercising such options to U.S. beneficiaries (as defined below) and to Thomson under the Internal Revenue Code of 1986 as amended (the “Code”). In general, this summary is applicable only to beneficiaries who are citizens or residents of the United States who beneficially own the options and shares, or “U.S. beneficiaries”) and is for general information purposes. The following discussion does not purport to be complete and does not cover, among other things, foreign, state, and local tax treatment of participation in the option plan. Furthermore, differences in participants’ financial situations may cause federal, state, and local tax consequences of participation in the option plan to vary. Therefore, each participant in the option plan is urged to consult his or her own accountant, legal counsel, or other financial advisor regarding the tax consequences of participation.

The options are intended to be non-qualified stock options. No income is recognized by a U.S. beneficiary for federal income tax purposes at the time an option is granted under the option plan, nor is the employer of the beneficiary entitled to a federal income tax deduction at that time.

Generally, upon the exercise of a non-qualified stock option, a U.S. beneficiary will recognize ordinary income for federal income the tax purposes in an amount equal to the excess of the fair market value of the shares subscribed for over the aggregate exercise price for the shares under the option. The employer will be entitled to a federal income tax deduction on the exercise date in an amount equal to the ordinary income recognized by the U.S. beneficiary.

A U.S. beneficiary will have a tax basis in a share acquired by exercising an option equal to the sum of the exercise price and the amount treated as ordinary income to the U.S. beneficiary in respect of the share, as described above. The U.S. beneficiary’s holding period in the share will begin on the day after the exercise of the option.

Generally, a U.S. beneficiary will recognize gain or loss upon a sale or other disposition of a share acquired by exercising an option equal to the difference between the U.S. dollar value of the amount realized and the tax basis, determined in U.S. dollars, in the share. Capital gain that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the U.S. beneficiary’s holding period in the share exceeds one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Legislation was recently passed by the U.S. Congress, which was signed into law by the President on October 22, 2004, relating to the taxation of nonqualified deferred compensation. At this time, it is not clear to what extent options that are granted with an exercise price which is less than the market value of the underlying stock on the date of grant (such as the stock subscription options) would be subject to such new legislation. Accordingly, you are strongly urged to consult your tax advisor in light of such legislation and your individual circumstances.

You should consult Thomson’s annual report on Form 20-F for an additional discussion of the U.S. federal income tax consequences of owning the shares.

Other Tax Considerations

You should note that employees who move to another jurisdiction after the date on which their options were granted but prior to the exercise of their options or the sale of the shares may become subject to a different tax regime. In addition, employees who move to France after the date on which their options were granted but prior to the exercise of their options or the sale of the shares will become subject to the “fiscal unavailability” restriction on the sale of their shares described in Section 3 above. Individual circumstances will dictate the amount of tax owed upon sale or exercise of the shares. You should consult your own tax advisor.

6. HANDLING CHARGES

All the management fees are borne by Thomson, except for those relating to the sale, which remain for the account of the beneficiary.

* * *

If you wish to have clarifications, you may address them directly to the administrator of the stock options: stockopadmin@thomson.net.

If you wish additional details on the rules applying to the option plan or other information, you may contact:

CREDIT COMMERCIAL DE FRANCE

STOCK-OPTIONS EMETTEURS

SERVICE RELATIONS ACTIONNAIRES

Boîte Postale N° 2704

51051 REIMS CEDEX

France

Telephone: (+33) (0)3.26.09.86.99

Fax: (+33) (0)3.26.09.89.95

e-mail: “service_relations_actionnaires @ccf.fr”

EXHIBIT 1

THOMSON SEPTEMBER 22, 2004 STOCK OPTION PLAN

Option exercise form

Original to be sent with your cheque to	Crédit Commercial de France
Stock-Options Emetteurs
B.P. 2704
51051 Reims Cedex
Fax No. 33(0) 3 26 09 89 95

I the undersigned	Family name:
First name:
Home address:

Registered Current Account
No.: (CCF)

Employing institution:

As the beneficiary of stock options granted to me by the Board of Directors of Thomson, on September 22, 2004, hereby declare that I exercise the options allowing me to subscribe for the number of shares below:

Number of shares	Unit price	Total amount settled

Accordingly, I pay the following sum in Euros (in words)

by cheque made out to the order of Crédit Commercial de France.

Lu et approuvé (read and approved), bon pour souscription de (quantité totale en lettres) actions Thomson S.A. » (good for subscription of (total number in words) Thomson shares).

Signed in

On:

Signature:

EXHIBIT 2

THOMSON SEPTEMBER 22, 2004 STOCK OPTION PLAN

Sale order

Original to be sent to:	Crédit Commercial de France
Stock-Options Emetteurs
B.P. 2704
51051 Reims Cedex
Fax No. 33(0) 3 26 09 89 95

I the undersigned	Family name:
First name:
Home address:

Registered Current Account
No.: (CCF)
Employer:

(1)	☐ I hereby instruct you to sell (2) Thomson shares at best (this means that C.C.F. will sell on receipt of this sale order).

☐ I hereby instruct you to sell                              (2) Thomson shares at the minimum specified price of                              (3) (this means that C.C.F. will sell only if the price is reached within the calendar month).

(Stock exchange fees incurred in connection with the sale are for your account, see details overleaf).

Signed in

On:

Signature:

(1)	Check the box corresponding to your choice.
(2)	State the number of shares.
(3)	State the amount (a minimum specified price exceeding 10 % of the first market price may not be accepted). After the month, if the price has not been reached, the sale order is no longer valid and you have to renew it.

Charges related to the sale (CCF Terms and Conditions of January 2004)

AMOUNT OF EXPENSES
Sales

From 1 to 90,000 euros	0.50%

Above 90,000 euros	0.40%

Minimum charge	13.18 euros + TVA

■	Validity of the orders

Orders expire on the last day of the month and you then have to renew them.

EXHIBIT 3

THOMSON SEPTEMBER 22, 2004 STOCK OPTION PLAN

Order for conversion into ADSs

To be sent to:	Crédit Commercial de France
Stock-Options Emetteurs
B.P. 2704
51051 Reims Cedex
Fax No. 03 26 09 89 95

I the undersigned	Family name:
First name:
Home address:

Registered Current Account
No.: (CCF)

Employer:

I hereby instruct you to convert                              (1) Thomson shares into                              Thomson. ADSs (at the ratio of one ADS for one share) and to transfer them to my account:

No.

Opened with

Address:

D.T.C. Member No.

Signed in

On:

Signature:

(1)	State the number of shares.